EXHIBIT 5.1


Xethanol Corporation
December 6, 2005
Page 1



                                              December 6, 2005



Xethanol Corporation
1185 Avenue of the Americas, 20th Floor
New York, New York 10036

Dear Sirs:

      We are acting as counsel to Xethanol Corporation (the "Company") in connection with the Registration Statement on Form SB-2 (No. 333-129191), filed on October 21, 2005 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers:
(a) 11,684,571 shares (the "Outstanding Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), which are currently issued and outstanding, (b) 5,000,000 shares of Common Stock (the "Reserved Shares") reserved for issuance pursuant to possible future sales to Fusion
Capital Fund II, LLC under a Common Stock Purchase Agreement, dated as of October 18, 2005, between the Company and Fusion Capital Fund II, LLC (the "Common Stock Purchase Agreement"), (c) 1,650,000 shares of Common Stock issuable upon the conversion of the Company's outstanding senior secured royalty income notes in the aggregate principal amount of $6,600,000 issued in January and August 2005, at a conversion price of $4.00 per share (the "Conversion Shares"), and (d) 1,431,032 shares of Common Stock issuable upon the exercise of the Company's outstanding warrants (the "Warrant Shares").

      We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

      Based upon the foregoing, we are of the opinion that:

      (i) The Outstanding Shares have been duly authorized and are legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the state of Delaware.

      (ii) The Reserved Shares, the Conversion Shares and the Warrant Shares have each been duly authorized, and when issued pursuant to the Common Stock Purchase Agreement, upon conversion of the senior secured royalty income notes and upon exercise of the outstanding warrants, respectively, each in accordance with their respective terms, will be legally issued, fully paid and non-assessable.

Xethanol Corporation
December 6, 2005
Page 2


      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                       Very truly yours,

                                       GREENBERG TRAURIG, LLP